SEWARD & KISSEL LLP
                               1200 G STREET, NW
                                   SUITE 350
                              WASHINGTON, DC 20005

                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com



                                                         October 28, 2011


The AllianceBernstein Portfolios
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

      We have acted as counsel for The AllianceBernstein Portfolios (the "Trust") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, and Class I shares representing the beneficial interest in the Trust's AllianceBernstein Growth Fund (the "Fund"), par value $.00001 per share (the "Shares"). The Trust was formed under Massachusetts law, is a trust with transferable shares of the type commonly called a "Massachusetts business trust" and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of each class of the Fund being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on November 1, 2011, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i).

      As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Agreement and Declaration of Trust (the "Declaration") and By-laws of the Trust and any amendments and supplements thereto and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

      Based on such examination, and subject to the qualification concerning possible shareholder liability set forth below, we are of the opinion that the Shares of the Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of the Fund under the laws of the Commonwealth of Massachusetts.

      Under Massachusetts law, shareholders of a trust could, under certain circumstances, be held personally liable for the obligations of the trust by reason of being or having been a shareholder of the trust. However, the Declaration disclaims shareholder liability for acts or obligations of the Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss by reason of being or having been a shareholder of the Fund is limited to circumstances in which the Trust itself would be unable to meet its obligations.

      We do not express an opinion with respect to any laws other than the laws of Massachusetts applicable to the issuance of shares of beneficial interest in a domestic business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Massachusetts or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                   Very truly yours,


                                                   /s/ Seward & Kissel LLP



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